UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2013 (April 12, 2013)

RENTECH NITROGEN PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-35334	45-2714747
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10877 Wilshire Boulevard, Suite 600 Los Angeles, California		90024
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code): (310) 571-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Indenture and 6.5% Second Lien Senior Secured Notes due 2021

On April 12, 2013, Rentech Nitrogen Partners, L.P. (the “Partnership”) completed the sale of $320 million of its 6.5% second lien senior secured notes due 2021 (the “Notes”) and related guarantees (the “Guarantees” and, together with the Notes, the “Securities”) to qualified institutional buyers and pursuant to Regulation S in a private offering exempt from the registration statements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes were issued under an indenture, dated April 12, 2013, among the Partnership, Rentech Nitrogen Finance Corporation, a wholly owned-subsidiary of the Partnership and co-issuer of the Notes (the “Finance Corp” and, together with the Partnership, the “Issuers”), and the subsidiaries of the Partnership party thereto as note guarantors (the “Guarantors”), Wilmington Trust, National Association, as Collateral Trustee, and Wells Fargo Bank, N.A., as Trustee (the “Indenture”).

The Partnership used the net proceeds from the offering to repay in full and terminate its 2012 credit agreement and interest rate swaps, and intends to use the remaining net proceeds to pay for expenditures related to its expansion projects and for general partnership purposes.

The Notes bear interest at an annual rate of 6.5% per year, and will be payable semi-annually in arrears, beginning on October 15, 2013. The Issuers will pay interest on overdue principal, if any, at the rate then in effect to the extent lawful and the Issuers will pay interest on overdue installments of interest, if any, at the same rate to the extent lawful.

The Notes are fully and unconditionally guaranteed, jointly and severally, by each of the Partnership’s existing domestic subsidiaries, other than the Finance Corp. In addition, the Securities are secured by a second priority lien on substantially all of the Partnership’s and the Guarantors’ assets, subject to permitted liens, including liens that secure the Partnership’s new revolving credit facility.

The Securities rank senior in right of payment to all of the Partnership’s and the Guarantors’ existing and future subordinated indebtedness and, subject to the terms of the Intercreditor Agreement (described below), equal in right of payment with all of the Partnership’s and the Guarantors’ existing and future senior indebtedness, including indebtedness under the Partnership’s new revolving credit facility.

The Notes mature on April 15, 2021. The Issuers may redeem some or all of the Notes at any time prior to April 15, 2016 at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus a “make whole” premium, and accrued and unpaid interest, if any, to the date of redemption. At any time prior to April 15, 2016, the Partnership may also, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the Notes issued with the net proceeds of certain equity offerings at 106.5% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the date of redemption. On or after April 15, 2016, the Partnership may redeem some or all of the Notes at a premium that will decrease over time, plus accrued and unpaid interest, if any, to the redemption date.

In the event of a Change of Control (as defined in the Indenture), each holder of the Notes may require the Partnership to repurchase some or all of its Notes at a repurchase price equal to 101% of their face amount, plus accrued and unpaid interest, if any, to the date of settlement.

If the Partnership or its subsidiaries engage in certain asset sales, the Partnership generally must either invest the net cash proceeds from such asset sales in the Partnership’s business within a specific period of time, repay the Partnership’s or the Guarantors’ debt or make an offer to purchase a principal amount of the Notes with excess net cash proceeds. The purchase price of the Notes will be 100% of their principal amount plus accrued and unpaid interest, if any, to the date of settlement.

The Indenture contains certain covenants that limit the Partnership’s and the Partnership’s restricted subsidiaries’ (as defined in the Indenture) ability to, among other things: (i) incur additional indebtedness or issue certain preferred shares; (ii) create liens on certain assets to secure debt; (iii) pay dividends or make other equity distributions; (iv) purchase or redeem capital stock; (v) make certain investments; (vi) sell assets; (vii) agree to certain restrictions on the ability of restricted subsidiaries to make payments to the Partnership; (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of the Partnership’s assets; (ix) engage in transactions with affiliates; and (x) designate the Partnerships restricted subsidiaries as unrestricted subsidiaries.

Intercreditor Agreement

In connection with the issuance of the Notes, on April 12, 2013, the Issuers, Guarantors, Credit Suisse AG, Cayman Islands Branch, as agent for the holders of first lien debt and Wilmington Trust, National Association, as second lien collateral trustee for the holders of the Notes and any future second lien debt, entered into an intercreditor agreement (the “Intercreditor Agreement”). Pursuant to the Intercreditor Agreement, liens securing the Securities have been subordinated to the liens securing indebtedness under the Partnership’s new revolving credit facility and other first-priority secured indebtedness, subject to a first lien cap (greater of $65 million and 20% of the Partnership’s consolidated net tangible assets (as defined in the Indenture), plus obligations in respect of the first-priority secured indebtedness and obligations under certain hedging agreements and cash management agreements).

The foregoing summaries of the Indenture, the Securities and the Intercreditor Agreement do not purport to be complete and are qualified in their entirety by reference to the Indenture, forms of the Notes (included with the Indenture filed herein) and the Intercreditor Agreement, attached hereto as Exhibits 4.1, 4.2 and 4.3, respectively, and incorporated herein by reference.

In addition, a copy of the press release announcing the closing of the Notes offering is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Credit Agreement

On April 12, 2013, the Partnership entered into a credit agreement (the “Credit Agreement”) by and among the Partnership and Finance Corp as borrowers (the “Borrowers”), certain subsidiaries of the Partnership, as guarantors, Credit Suisse AG, Cayman Islands Branch, as agent for the lenders party thereto, Credit Suisse Securities (USA) LLC as sole lead arranger and bookrunner and BMO Harris Bank, N.A. as syndication agent.

The Credit Agreement consists of a $35.0 million senior secured revolving credit facility (the “Credit Facility”). The Partnership expects that the Credit Agreement will be used to fund its working capital needs, letters of credit and for other general partnership purposes. The Credit Agreement also includes a $10.0 million letter of credit sublimit. The commitment under the revolving credit facility may be increased by up to $15.0 million upon the Borrowers’ request at the discretion of the lenders and subject to certain customary requirements.

Interest Rates and Fees

Borrowings under the Credit Agreement bear interest at a rate equal to an applicable margin plus, at the Borrowers’ option, either (a) in the case of base rate borrowings, a rate equal to the highest of (1) the prime rate, (2) the federal funds rate plus 0.5% or (3) LIBOR for an interest period of three months plus 1.00% or (b) in the case of LIBOR borrowings, the offered rate per annum for deposits of dollars for the applicable interest period on the day that is two business days prior to the first day of such interest period. If the Partnership maintains a secured leverage ratio of less than 1.75:1 for the last quarter reported to the Lenders, then the applicable margin for borrowings under the Credit Agreement is 2.25% with respect to base rate borrowings and 3.25% with respect to LIBOR borrowings. If the Partnership maintains a secured leverage ratio equal or greater than 1.75:1 for the last quarter reported to the Lenders, then the applicable margin for borrowings under the Credit Agreement is 2.50% with respect to base rate borrowings and 3.50% with respect to LIBOR borrowings.

Additionally, the Borrowers will be required to pay a fee to the lenders under the Credit Agreement on the average undrawn available portion of the Credit Facility at a rate equal to 0.50% per annum. The Borrowers will also pay a fee to the lenders under the Credit Agreement at a rate equal to the product of the average daily undrawn face amount of all letters of credit issued, guaranteed or supported by risk participation agreements multiplied by a per annum rate equal to the applicable margin with respect to LIBOR borrowings. The Borrowers are also required to pay customary letter of credit fees on issued letters of credit.

Repayments and Prepayments

The Credit Agreement will terminate April 12, 2018. Any amounts still outstanding at that time will be immediately due and payable. The Borrowers may voluntarily prepay their utilization and/or permanently cancel all or part of the available commitments under the Credit Agreement in a minimum amount of $5.0 million. Amounts repaid may be reborrowed. Borrowings under the Credit Agreement will be subject to mandatory prepayment under certain circumstances, with customary exceptions, from the proceeds of permitted dispositions of assets and from certain insurance and condemnation proceeds.

Guarantees and Security

All of the Partnership’s existing subsidiaries and certain future domestic subsidiaries will guarantee the Credit Agreement. The Credit Agreement and the subsidiary guarantees thereof will be secured by the same collateral securing the Notes, which includes substantially all the assets of the Partnership and its subsidiaries. After the occurrence and during the continuation of an event of default, proceeds of any collection, sale, foreclosure or other realization upon any collateral will be applied to repay obligations under the Credit Agreement and the subsidiary guarantees thereof to the extent secured by the collateral before any such proceeds are applied to repay obligations under the Notes.

Restrictive Covenants and Other Matters

The Credit Agreement contains a number of customary representations and warranties, affirmative and negative covenants and events of default. The covenants include, among other things, compliance with environmental laws, limitations on the incurrence of indebtedness and liens, the making of investments, the sale of assets and the making of restricted payments. The Credit Agreement also contains a requirement that the Partnership maintain a secured leverage ratio not to exceed 3.75 to 1 at the end of each fiscal quarter where more than 15% of the commitment under the Credit Facility was utilized.

The foregoing summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, attached hereto as Exhibit 10.1, and incorporated herein by reference.

Indenture and Securities.

The information set forth under Item 1.01 above is also responsive to Item 2.03 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description of the Exhibit

4.1	Indenture, dated as April 12, 2013, among Rentech Nitrogen Partners, L.P., Rentech Nitrogen Finance Corporation, the guarantors named therein, Wells Fargo Bank, National Association, as Trustee, and Wilmington Trust, National Association, as Collateral Trustee.

4.2	Forms of 6.5% Second Lien Senior Secured Notes due 2021 (included with Indenture filed as Exhibit 4.1).

4.3	Intercreditor Agreement, dated as of April 12, 2013, among Credit Suisse AG, Cayman Islands Branch, as priority lien agent, Wilmington Trust, National Association, as second lien collateral trustee, Rentech Nitrogen Partners, L.P., Rentech Nitrogen Finance Corporation and the subsidiaries of Rentech Nitrogen Partners, L.P. named therein.

10.1	Credit Agreement, dated as of April 12, 2013, among Rentech Nitrogen Partners, L.P. and Rentech Nitrogen Finance Corporation, as borrowers, the other parties thereto that are designated as credit parties from time to time, Credit Suisse AG, Cayman Islands Brach, for itself and as agent for all lenders, the other financial institutions party thereto, as lenders, Credit Suisse Securities (USA) LLC, as sole lead arranger and bookrunner, and BMO Harris Bank, N.A., as syndication agent.

99.1	Press Release issued by Rentech Nitrogen Partners, L.P. dated April 12, 2013 announcing the closing of the notes offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH NITROGEN PARTNERS, L.P.,
a Delaware limited Partnership

	By:	Rentech Nitrogen GP, LLC
	Its:	General Partner

Date: April 16, 2013	By:	/s/ Dan J. Cohrs
Dan J. Cohrs
Chief Financial Officer